Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Fourth Quarter and Full Year 2008 Operating Results

Q4 2008 Net Operating Income of $153.7 Million

($1.31 per diluted share), Down Less Than 1%; Full Year Net Operating Income of $637.4 Million ($5.36 per diluted share), Down 8%

Q4 2008 Net Income of $182.4 Million ($1.55 per diluted share) and $447.8

Million ($3.77 per diluted share) for Full Year 2008

New York- February 4, 2009 - Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported results for the fourth quarter and the twelve months ended December 31, 2008.

Robert B. Pollock, Assurant’s president and chief executive officer, said: “Although we can’t avoid the chill of the economic ‘global cooling,’ Assurant’s capital position remains stable and our balance sheet remains solid, setting us apart, despite the unprecedented challenges in the economy. In 2008, despite an active storm season, we were able to grow revenues and expand through strategic acquisitions. We continue to believe our diverse specialty business model serves us well, and enables us to be nimble and flexible as we adapt.”

“We are maintaining a prudent, defensive approach to our investment portfolio and capital planning. Although we are not immune to the impact of the economic environment, we are effectively mixing offense and defense to strengthen the company and better position Assurant for both the near and long term,” Mr. Pollock concluded.

Fourth Quarter Results

Net operating income (see footnote 1 at the end of this release) for the fourth quarter of 2008 decreased less than 1% to $153.7 million, or $1.31 per diluted share, compared to fourth quarter 2007 net operating income of $154.4 million, or $1.29 per diluted share.

Net income in the fourth quarter of 2008 increased 51% to $182.4 million, or $1.55 per diluted share, compared to fourth quarter 2007 net income of $120.8 million, or $1.01 per diluted share. The Company incurred $33.7 million after-tax of net realized losses on investments, which included $26.0 million after-tax of other than temporary impairments in the fourth quarter of 2008, compared to $33.6 million of after-tax net realized losses in the fourth quarter of 2007. Net income in the fourth quarter of 2008 benefited by $62.4 million from the realization of a tax asset related to the second quarter 2008 sale of an inactive life insurance subsidiary.

Net earned premiums of $2.0 billion in the fourth quarter of 2008 increased 2% from the fourth quarter of 2007, driven mostly by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the fourth quarter of 2008 decreased 7% to $183.0 million from $197.8 million in the fourth quarter of 2007 primarily as a result of a decrease in average invested assets and lower yields.

Twelve-Month Results

Net operating income in 2008 was $637.4 million, or $5.36 per diluted share, a decrease of 8% compared to net operating income of $694.2 million, or $5.72 per diluted share, in 2007. Results in 2008 included $102.8 million after-tax of catastrophe losses, net of reinsurance compared to $22.2 million after-tax in 2007.

Net income in 2008 was $447.8 million, or $3.77 per diluted share, a decrease of 32% compared to net income of $653.7 million, or $5.38 per diluted share in 2007. Net income in 2008 includes $278.6 million after-tax of net realized losses on investments, including $221.1 million from other than temporary impairments, compared to $40.5 million after-tax of net realized losses on investments in 2007. Net income in 2008 was favorably impacted by $89.0 million of a tax benefit and gain related to the second quarter 2008 sale of an inactive life insurance subsidiary.

Net earned premiums in 2008 were $7.93 billion, an increase of 7% from $7.41 billion in 2007. Growth in net earned premiums was driven mainly by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in 2008 decreased 3% to $774.3 million from $799.1 million in 2007 primarily resulting from a decrease in average invested assets and $3.9 million of investment income from real estate joint venture partnerships compared with $37.2 million in 2007.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$11.9	$32.3	$112.2	$143.9
Assurant Specialty Property	118.5	99.9	405.2	379.2
Assurant Health	25.1	38.0	120.3	151.7
Assurant Employee Benefits	14.1	16.2	70.6	87.0
Corporate and other	(10.8)	(27.4)	(50.4)	(49.4)
Amortization of deferred gains on disposal of businesses	4.8	5.4	19.1	21.5
Interest expense	(9.9)	(10.0)	(39. 6)	(39.7)

Net operation income	153.7	154.4	637.4	694.2
Adjustments:
Net realized losses on investments	(33. 7)	(33.6)	(278.6)	(40. 5)
Tax benefit realized from the sale of an inactive subsidiary*	62.4	—	89.0	—

Net income	$182.4	$120.8	$447.8	653.7

*	Full year 2008 results include gain on sale of an inactive subsidiary realized in the second quarter of 2008.

Assurant Solutions

Assurant Solutions fourth quarter 2008 net operating income was $11.9 million, a 63% decrease from fourth quarter 2007 net operating income of $32.3 million. Results for the fourth quarter 2008 decreased due to the following factors: 1) the Company’s decision to exit business operations in Denmark, which resulted in a $9.7 million after-tax closing charge;

2) charges of $8.1 million after-tax as a result of client bankruptcies; 3) continued unfavorable United Kingdom loss experience; and 4) a decline in investment income of $5.8 million after-tax. The fourth quarter also includes a $5.9 million after-tax benefit from the final accounting of the third quarter acquisition of GE’s Warranty Management Group. Net operating income for the full year 2008 was $112.2 million, a decrease of 22% from 2007. In addition to the items which impacted the fourth quarter, 2008 results were less than 2007 due to a $9.3 million after-tax decrease in investment income from real estate joint venture partnerships.

A schedule of disclosed items that affected our quarterly results by segment for the last eight quarters can be found in the financial supplement on page 19.

Assurant Solutions fourth quarter 2008 net earned premiums increased 6% to $722.2 million from $678.8 million in the fourth quarter of 2007. The increase for the fourth quarter was primarily driven by continued growth in domestic and international service contracts. Net earned premiums for 2008 were $2.81 billion, up 11% from $2.53 billion for 2007. The increase for 2008 was primarily driven by continued growth in service contracts and preneed. Results were partially offset by a continued decline in premiums related to the domestic independent runoff in preneed and domestic credit insurance as well as the unfavorable impact of foreign exchange as the U.S. dollar strengthened against international currencies.

Assurant Specialty Property

Assurant Specialty Property fourth quarter 2008 net operating income was $118.5 million, up 19% from $99.9 million in the fourth quarter 2007. The quarterly increase was primarily the result of growth in creditor-placed homeowners insurance and continued favorable combined ratios. The fourth quarter 2008 results were impacted by $5.1 million of catastrophe losses, net of reinsurance, from the California wildfires compared to $22.2 million after-tax for the same period in 2007. Results for the fourth quarter 2007 were favorably impacted by $5.9 million after-tax from a client commission reconciliation project. Net operating income in 2008 increased 7% to $405.2 million compared to $379.2 million in 2007 driven primarily by growth in creditor-placed homeowners insurance. Results in 2008 increased despite $102.8 million of after-tax catastrophe losses, net of reinsurance. Results in 2007 included $22.2 million after-tax of catastrophe losses and benefited by $13.7 million of after-tax income from a client commission reconciliation project.

Assurant Specialty Property fourth quarter 2008 net earned premiums increased 9% to $519.7 million compared to $476.4 million in the fourth quarter of 2007. Net earned premiums for the full year 2008 increased 22% to $2.05 billion compared to $1.68 billion in 2007. These increases were primarily the result of continued organic growth in creditor-placed homeowners insurance as average insured values and policy placement rates continue to increase. Partially offsetting these factors was a net decrease in tracked loans due to continued market consolidation, and an overall decline in subprime loans.

Assurant Health

Assurant Health fourth quarter 2008 net operating income was $25.1 million, a decrease of 34% compared to fourth quarter 2007 net operating income of $38.0 million. Results in the fourth quarter of 2007 were favorably impacted by $2.5 million after-tax from a favorable legal settlement. Net operating income for 2008 was $120.3 million, a decrease of 21% compared to $151.7 million for 2007. The decreases for the quarter and year were driven primarily by the continued decline in small group medical premiums and an increase in the combined ratio due to less favorable individual medical loss experience.

Assurant Health fourth quarter 2008 net earned premiums decreased 5% to $481.5 million from $509.3 million in the fourth quarter of 2007. Net earned premiums for 2008 decreased 5% to $1.95 billion compared to $2.05 billion for 2007. The decreases for the quarter and year were due to declines in small group medical premiums of 15% and 14%, respectively, and declines in individual medical premiums of 2% and 1%, respectively.

Assurant Employee Benefits

Assurant Employee Benefits fourth quarter 2008 net operating income was $14.1 million, down 13% from fourth quarter 2007 net operating income of $16.2 million. Results for the fourth quarter 2008 were impacted by $2.1 million after-tax of lower investment income and a slightly higher loss ratio, partially offset by a reserve release of $3.5 million after-tax resulting from an annual reserve study and lower operating expenses. Net operating income for 2008 was $70.6 million, down 19% from 2007 net operating income of $87.0 million. Results for the year are lower as a result of $9.2 million less after-tax investment income from real estate joint venture partnerships and slightly higher loss experience compared to the prior year. Fourth quarter 2007 also included a $2.1 million charge to reflect New York State’s clarification of certain disability contract provisions.

Assurant Employee Benefits fourth quarter 2008 net earned premiums decreased 4% to $281.0 million from $291.6 million in the fourth quarter of 2007. Net earned premiums for 2008 decreased 3% to $1.11 billion from $1.14 billion in 2007. Results for the fourth quarter of 2008 include $5.9 million in single premium from closed blocks of business compared to $14.3 million in fourth quarter 2007. Results for 2008 include $11.4 million in single premiums from closed blocks of business compared to $49.5 million in 2007.

Corporate & other

Corporate and other net operating loss for the fourth quarter of 2008 was $10.8 million, compared to a net operating loss of $27.4 million in the fourth quarter of 2007. The difference includes a net decrease of $6.0 million in after-tax expenses related to the ongoing SEC investigation regarding certain loss mitigation products. Fourth quarter 2007 results also included $6.4 million of net tax expense associated with changes in tax liabilities.

Net operating loss for 2008 was $50.4 million compared to a loss of $49.4 million for 2007. The slight increase in net operating loss was primarily due to a decline of $7.6 million after-tax of investment income, partially offset by $3.9 million after-tax of income from the reimbursement of certain SEC investigation-related expenses through director and executive officer insurance coverage.

Financial Position

At December 31, 2008 total assets were $24.5 billion. Total stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), was $4.4 billion and book value per diluted share, excluding AOCI, was up 10% to $37.21 from $33.73 at December 31, 2007. Debt to total capital, excluding AOCI, was 18.3% compared to 19.7% at December 31, 2007.

AOCI consists of foreign currency conversion translation adjustments, net unrealized gains/losses on securities, and benefit plan obligations. Net unrealized gains and losses represent the after-tax difference between the book value and market value of invested assets. At December 31, 2008, AOCI was ($670.9) million or ($5.70) per diluted share compared to $53.9 million, or $.45 per diluted share, at December 31, 2007. Invested assets at market value, excluding cash and equivalents, as a ratio of stockholders’ equity, including AOCI was 3.3 to 1 at December 31, 2008.

Please refer to Assurant’s investment disclosures in the financial supplement for more detail.

Earnings Conference Call

Assurant will host a conference call tomorrow at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 76642516. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 P.M. (ET) tomorrow and can be accessed at 800-642-1687 (toll-free domestic) or 706-645-9291 (international); passcode: 76642516. The webcast will be archived on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses - Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits - have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $24 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) deterioration in the company’s market capitalization compared to book value that could impair the company’s goodwill; (iii) failure to attract and retain sales representatives and other factors; (iv) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, and inflationary pressure); (v) inadequacy of reserves established for future claims losses; (vi) failure to predict or manage benefits, claims and other costs; (vii) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments, environmental liability exposure and inability to target an appropriate overall risk level); (viii) losses due to natural and man-made catastrophes; (ix) increases or decreases in tax valuation allowances; (x) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xi) inability of reinsurers to meet their obligations; (xii) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xiii) credit risk of some of our agents in Assurant Specialty Property and Solutions; (xiv) a further decline in the manufactured housing industry; (xv) a decline in our credit or financial strength ratings (including the currently heightened risk of ratings downgrades in the insurance industry); (xvi) failure to effectively maintain and modernize our information systems; (xvii) failure to protect client information and privacy; (xviii) failure to find and integrate suitable acquisitions and new insurance ventures; (xix) inability of our subsidiaries to pay sufficient dividends; (xx) failure to provide for succession of senior management and key executives; (xxi) negative publicity and impact on our business due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); (xxii) significant competitive pressures in our businesses and cyclicality of the insurance industry: (xxiii) current or new laws and regulations that could increase our costs or limit our growth.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our upcoming 2008 Annual Report on Form 10-K, Third Quarter 2008 Report on Form 10-Q and 2007 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures listed below to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the company’s operating performance. As shown in the chart on page 3, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Please see page 19 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three Months and Year Ended December 31, 2008 and 2007

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$2,004,279	$1,956,146	$7,925,348	$7,407,730
Net investment income	183,048	197,826	774,347	799,073
Net realized losses on investments	(51,757)	(51,628)	(428,679)	(62,220)
Amortization of deferred gains on disposal of businesses	7,327	8,246	29,412	33,139
Fees and other income	77,711	72,743	300,800	275,793

Total revenues	2,220,608	2,183,333	8,601,228	8,453,515
Benefits, losses and expenses
Policyholder benefits	988,432	985,591	4,019,147	3,712,711
Selling, underwriting, general and administrative expenses	1,025,532	985,542	3,957,850	3,668,586
Interest expense	15,188	15,297	60,953	61,178

Total benefits, losses and expenses	2,029,152	1,986,430	8,037,950	7,442,475

Income before provision for income taxes	191,456	196,903	563,278	1,011,040
Provision for income taxes	9,015	76,085	115,482	357,294

Net income	$182,441	$120,818	$447,796	$653,746

Net income per share:
Basic	$1.55	$1.03	$3.80	$5.46
Diluted	$1.55	$1.01	$3.77	$5.38
Dividends per share	$0.14	$0.12	$0.54	$0.46
Share Data:
Basic weighted average shares outstanding	117,367,781	117,758,560	117,764,288	119,737,556
Diluted weighted average shares outstanding	117,751,459	119,386,294	118,836,331	121,436,693

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At December 31, 2008 and December 31, 2007

	December 31,	December 31,
	2008	2007

	(in thousands)
Assets
Investments and cash and cash equivalents	$13,107,476	$14,552,115
Reinsurance recoverables	4,010,170	3,904,348
Deferred acquisition costs	2,650,672	2,895,345
Goodwill	1,001,899	832,656
Assets held in separate accounts	1,778,809	3,143,288
Other assets	1,965,560	1,422,564

Total assets	24,514,586	26,750,316

Liabilities
Policyholder benefits and claims payable	10,398,376	10,492,580
Unearned premiums	5,407,859	5,410,709
Debt	971,957	971,863
Mandatorily redeemable preferred stock	11,160	21,160
Liabilities related to separate accounts	1,778,809	3,143,288
Accounts payable and other liabilities	2,236,920	2,621,813

Total liabilities	20,805,081	22,661,413
Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,380,451	4,034,992
Accumulated other comprehensive (loss) income	(670,946)	53,911

Total stockholders’ equity	3,709,505	4,088,903

Total liabilities and stockholders’ equity	$24,514,586	$26,750,316